SUBSCRIPTION AGREEMENT



 THIS AGREEMENT by and between Arne Torsten Alsin and Kathy Lee Alsin, as joint tenants, (individually and jointly "Alsins"), resident of the state of Oregon and the Turnaround Investment Trust ("Trust"), a statutory trust organized and existing under and by virtue of the laws of the State of Delaware.

     In consideration of the mutual promises set forth herein, the parties agree as follows:

     1. The Trust agrees to sell to the Alsins and the Alsins hereby subscribe to purchase 10,000 shares ("Shares") of beneficial interest of Turnaround Fund, a series of the Trust, with a par value of $0.001 per Share, at a price of ten dollars ($10.00) per each Share.

     2. The Alsins agree to pay $100,000 for all such Shares at the time of their issuance, which shall occur upon call of the President of the Trust, at any time on or before the effective date of the Trust's Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission ("Registration Statement").

     3. The Alsins acknowledge that the Shares to be purchased hereunder have not been registered under the federal securities laws and that, therefore, the Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. The Alsins also understand that any resale of the Shares, or any part thereof, may be subject to restrictions under the federal securities laws, and that the Alsins may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

     4. The Alsins represent and warrant that they are acquiring the Shares solely for their own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that its has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof at any time in the near future.

     5. The Alsins agree that they will not sell or dispose of the Shares or any part thereof, except to the Trust itself, unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement this 2nd day of April, 2003.


 /s/ Arne T. Alsin(Seal)
 Arne T. Alsin




 /s/ Kathy Lee Alsin(Seal)
 Kathy Lee Alsin


TURNAROUND INVESTMENT TRUST


By: /s/ Julian G. Winters
     Julian G. Winters
     Title:   Trustee